Exhibit 5

American Express Company
General Counsel’s Organization
200 Vesey Street
New York, NY 10285

January 30, 2025
American Express Company
200 Vesey Street
New York, New York 10285
Ladies and Gentlemen:
I am Director and Counsel of American Express Company (the “Company”), a New York corporation, and I have represented the Company in connection with the offering by the Company pursuant to a registration statement on Form S-3 (No. 333-276975) of $1,450,000,000 aggregate principal amount of the Company’s 5.085% Fixed-to-Floating Rate Notes due January 30, 2031 (the “2031 Fixed-to-Floating Rate Notes”), $1,250,000,000 aggregate principal amount of the Company’s 5.442% Fixed-to-Floating Rate Notes due January 30, 2036 (the “2036 Fixed-to-Floating Rate Notes”) and $300,000,000 aggregate principal amount of the Company’s Floating Rate Notes due January 30, 2031 (the “Floating Rate Notes” and, together with the 2031 Fixed-to-Floating Rate Notes and the 2036 Fixed-to-Floating Rate Notes, the “Notes”). The Notes are being issued pursuant to a senior indenture dated as of August 1, 2007 between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the first supplemental indenture thereto dated as of February 12, 2021 and the second supplemental indenture thereto dated as of May 1, 2023, each between the Company and the Trustee (as so supplemented, the “Indenture”).
I, or members of the staff of the General Counsel’s Organization of the Company, have reviewed the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and documents relating to the Company and have made such other investigations of law and fact as we have deemed appropriate as the basis for the opinions expressed below. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, I have assumed the due authorization, execution, delivery and, where appropriate, authentication of the documents by all parties thereto other than the Company.
I am admitted to the practice of law only in the State of New York and do not purport to be expert in the laws of any jurisdictions other than the federal law of the United States of America and the law of the State of New York.
Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that:

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The issuance and sale of the Notes have been authorized by the Company. The Notes have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) I have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York), and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. The foregoing opinions are limited to the law of the State of New York.
As to certain factual matters, I have relied upon certificates of officers of the Company and certificates of public officials and other sources believed by me to be responsible; and I have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Trustee’s certificates of authentication of the Notes have been signed by one of the Trustee’s authorized officers, that the Notes have been delivered against payment as contemplated in the prospectus and the prospectus supplement and that the signatures on all documents examined by me or members of the staff of the General Counsel’s Organization of the Company are genuine (assumptions that I have not independently verified).
I hereby consent to the use of my name in each of the prospectus and the prospectus supplement constituting a part of the Registration Statement under the heading “Legal Matters,” as counsel for the Company who has passed on the validity of the Notes, and to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated January 30, 2025, which will be incorporated by reference in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
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Very truly yours,

/s/ Benjamin L. Kuder
Benjamin L. Kuder
Director and Counsel